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Exhibit 99.1

News Release

Enpro Reports Third Quarter 2026 Results; Raises Full-Year Guidance

Third Quarter 2026 Highlights
(All results reflect comparisons to prior-year period, unless otherwise noted)

•Sales of $350.8 million, up 22.4%
•AST sales up 25.8%; Sealing Technologies sales up 20.5%
•Net income of $40.3 million versus $21.6 million
•Adjusted EBITDA* of $91.3 million versus $69.3 million
•GAAP diluted earnings per share of $1.88 versus $1.01
•Adjusted diluted earnings per share* of $2.66 versus $1.99
•Raising full-year 2026 guidance: Revenue expected to be in the range of $1.33 billion to $1.34 billion, adjusted EBITDA* in the range of $340 million to $345 million and adjusted diluted earnings per share* in the range of $9.70 to $9.95

CHARLOTTE, N.C., November 3, 2026 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the third quarter ended September 30, 2026.

“Our strong third quarter performance reflects our disciplined execution and success of Enpro 3.0 as we continue to accelerate profitable growth across the organization," said Eric Vaillancourt, President and Chief Executive Officer. Increased semiconductor industry demand drove AST sales up nearly 26%, while Sealing Technologies delivered nearly 12% organic sales growth — and more than 20% including acquisitions. We are raising our outlook for the balance of the year to reflect robust demand across the portfolio and our strong momentum as we head into 2027."

"We remain focused on reinvesting in attractive organic growth opportunities across both segments to deliver on our Enpro 3.0 growth targets. Strong cash generation and a healthy balance sheet provide us with significant flexibility to invest in areas of the portfolio with higher growth rates and superior profitability and pursue strategic acquisitions that expand our capabilities and align with our disciplined financial criteria," Mr. Vaillancourt continued.

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Financial Highlights
(Dollars in millions except per share data)

	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change	2026	2025	Change
Net sales	$350.8	$286.6	22.4%	$992.6	$847.9	17.1%
Net income	$40.3	$21.6	86.6%	$94.8	$72.5	30.8%
Diluted earnings per share	$1.88	$1.01	86.1%	$4.44	$3.41	30.2%
Adjusted net income*	$57.0	$42.4	34.4%	$156.2	$125.8	24.2%
Adjusted diluted earnings per share*	$2.66	$1.99	33.7%	$7.30	$5.92	23.3%
Adjusted EBITDA*	$91.3	$69.3	31.7%	$254.6	$208.3	22.2%
Operating margin	18.0%	14.3%	370 bps	16.6%	15.1%	150 bps
Adjusted EBITDA margin*	26.0%	24.2%	180 bps	25.6%	24.6%	100 bps
*Non-GAAP measure. See the attached tables for adjustments and reconciliations of historical non-GAAP measures to comparable GAAP measures. Because of the forward-looking nature of non-GAAP guidance measures, reconciliations of such measures are not presented. Such non-GAAP guidance measures are calculated in a manner consistent with the historical presentation of these measures in the attached tables.

Third Quarter 2026 Consolidated Results

Sales of $350.8 million increased 22.4% compared to last year. Excluding foreign exchange translation and contributions from the AlpHa Measurement Solutions and Overlook Industries acquisitions completed in the fourth quarter of 2025, sales increased 16.9%. Improved demand across AST for our semiconductor products and solutions, strength in aerospace, domestic general industrial and compositional analysis applications, as well as strategic pricing initiatives more than offset slow European general industrial and food and biopharmaceutical demand. Nuclear and commercial vehicle OEM revenue improved during the third quarter compared to last year.

Corporate expense of $13.5 million in the third quarter of 2026 increased from $10.2 million last year primarily due to higher incentive compensation accruals and restructuring costs.

Net income of $40.3 million increased 86.6% compared to $21.6 million last year. Diluted earnings per share were $1.88, compared to $1.01 in the prior year. Operating leverage from strong sales growth was partially offset by increased expenses supporting growth initiatives across both segments.
Adjusted net income* of $57.0 million increased 34.4% compared to the third quarter of 2025 and adjusted diluted earnings per share* increased 33.7% to $2.66, versus $1.99 last year.

Adjusted EBITDA* of $91.3 million, or 26.0% of total sales, increased 31.7% year-over-year. Higher sales drove the increase, offset in part by increased operating expenses supporting growth initiatives.

Third Quarter 2026 Segment Highlights

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets

	Quarters Ended September 30,			Nine Months Ended September 30,
(Dollars in millions)	2026	2025	Change	2026	2025	Change
Sales	$214.7	$178.2	20.5%	$629.9	$545.3	15.5%
Adjusted segment EBITDA	$69.9	$57.4	21.8%	$206.2	$179.4	14.9%
Adjusted segment EBITDA margin	32.6%	32.2%	40 bps	32.7%	32.9%	-20 bps

•Sales increased 20.5% over last year. Excluding the positive impact of foreign exchange translation (0.4%) and contributions from the acquisitions of AlpHa Measurement Solutions and Overlook Industries (8.5%) completed in the fourth quarter of 2025, sales increased 11.6%. Strength in aerospace, domestic general industrial and compositional analysis applications, as well as strategic pricing initiatives drove the

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sales increase, offset in part by slow European general industrial and food and biopharmaceutical demand during the quarter. Commercial vehicle OEM demand improved year-over-year.
•Adjusted segment EBITDA of $69.9 million was up 21.8% year-over-year, with adjusted segment EBITDA margin remaining strong at 32.6%. Excluding foreign exchange translation and contributions from recently completed acquisitions, adjusted segment EBITDA increased 13.2%.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical coatings and filters

	Quarters Ended September 30,			Nine Months Ended September 30,
(Dollars in millions)	2026	2025	Change	2026	2025	Change
Sales	$136.5	$108.5	25.8%	$363.6	$303.2	19.9%
Adjusted segment EBITDA	$34.3	$21.8	57.3%	$88.0	$62.1	41.7%
Adjusted segment EBITDA margin	25.1%	20.1%	500 bps	24.2%	20.5%	370 bps

•Sales increased 25.8% organically. Strong performance across the AST segment was led by leading-edge precision cleaning solutions, as well as increased demand for semiconductor capital equipment and coatings.
•Adjusted segment EBITDA increased 57.3%. Strong sales growth, despite continued growth investments, drove improved AST operating leverage during the quarter, with adjusted segment EBITDA margin expanding 500 basis points.

Balance Sheet, Cash Flow and Capital Allocation

During the nine months ended September 30, 2026, the company generated $172.8 million of cash flow from operating activities and $129.2 million of free cash flow, net of $43.6 million in capital expenditures. This compares to $138.5 million of cash flow from operating activities, or $104.9 million of free cash flow, net of $33.6 million in capital expenditures last year. Higher net income and lower cash taxes were the primary drivers of the strong increase in free cash flow, which also includes investments in working capital supporting strong demand and higher capital expenditures supporting growth initiatives.

During the third quarter, the company paid a regular quarterly dividend of $0.32 per share, with dividend payments totaling $20.6 million for the nine months ended September 30, 2026.

Enpro ended the third quarter with total debt of $520.7 million and cash and cash equivalents of $83.4 million and reduced outstanding revolving debt by $55.0 million during the third quarter, and $135.0 million year-to-date, resulting in a net leverage ratio of 1.4x to trailing twelve month adjusted EBITDA.

Share Repurchase Authorization

Enpro’s Board of Directors approved a new share repurchase authorization in October 2026, replacing the previous $50 million authorization that recently expired. No shares were purchased under the prior repurchase program. Under the replacement authorization, which is identical to the prior authorization, the company may repurchase up to $50 million of shares in both open market and privately negotiated transactions. The company’s management is authorized to determine the timing and amount of any such repurchases based on its evaluation of market conditions, capital alternatives, and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The renewed share repurchase authorization expires in October 2028.

Quarterly Dividend

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Enpro declared a regular quarterly dividend of $0.32 per share on October 28, 2026. The dividend is payable on December 16, 2026, to shareholders of record as of the close of business on December 2, 2026.

2026 Guidance Increase

Enpro is raising guidance for full-year 2026 and now expects revenue to be in the range of $1.33 billion to $1.34 billion, or a 16% to 17% increase year over year, adjusted EBITDA* in the range of $340 million to $345 million and adjusted diluted earnings per share* in the range of $9.70 to $9.95.

This compares to the prior guidance of revenue growth of 14%-16%, adjusted EBITDA* in the range of $330 million to $340 million and adjusted diluted earnings per share* in the range of $9.30 to $9.80 per share.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, November 3, at 8:30 a.m. Eastern Time to discuss third quarter 2026 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13750604. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Segment Operating Performance Measure

The segment profitability metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the segment profitability metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA, and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2026 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

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Statements in this press release that express a belief, expectation, or intention, including increased 2026 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns and may be affected by the imposition or threat of imposition of tariffs; the impact of geopolitical activity on those markets and the global economy, including instabilities associated with the armed conflicts in the Middle East region, and impacts on shipping in that region, and in Ukraine and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition, or threat of imposition, of government tariffs, embargoes and other trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which the company conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts and the imposition of tariffs; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to the timing of completion of facility expansions; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact from any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers and the geographic concentration of those customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q reports, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs and the impact of changes in foreign exchange rates, in each case subsequent to September 30, 2026, and any incremental impact on demands and costs arising from tariffs announced, or trade tensions arising, subsequent to November 3, 2026.

About Enpro Inc.

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and biopharma, photonics, and life sciences. Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information, visit the company’s website at https://www.enpro.com.

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Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

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APPENDICES

Consolidated Financial Information and Reconciliations

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Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended September 30, 2026 and 2025
(In Millions, Except Per Share Data)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$350.8	$286.6	$992.6	$847.9
Cost of sales	197.6	166.4	560.4	484.7
Gross profit	153.2	120.2	432.2	363.2
Operating expenses:
Selling, general and administrative	89.4	78.9	264.5	233.8
Other	0.5	0.4	3.3	1.0
Total operating expenses	89.9	79.3	267.8	234.8
Operating income	63.3	40.9	164.4	128.4
Interest expense	(8.7)	(6.9)	(26.8)	(25.1)
Interest income	0.5	0.5	1.5	3.2
Other expense	(0.6)	(2.4)	(17.9)	(6.6)
Income before income taxes	54.5	32.1	121.2	99.9
Income tax expense	(14.2)	(10.5)	(26.4)	(27.4)
Net income	$40.3	$21.6	$94.8	$72.5
Basic earnings per share	$1.90	$1.03	$4.49	$3.45
Average common shares outstanding	21.2	21.1	21.1	21.0
Diluted earnings per share	$1.88	$1.01	$4.44	$3.41
Average common shares outstanding	21.4	21.3	21.4	21.2

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Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2026 and 2025
(In Millions)
	Nine Months Ended September 30,
	2026	2025
Operating activities
Net income	$94.8	$72.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.3	18.2
Amortization	61.7	57.4
Deferred income taxes	(1.7)	(1.7)
Stock-based compensation	13.7	10.5
Environmental reserve charges	16.1	—
Other non-cash adjustments	4.7	7.1
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(40.8)	(19.7)
Inventories	(33.8)	0.6
Accounts payable	21.7	(2.8)
Other current assets and liabilities	19.7	(8.0)
Other non-current assets and liabilities	(3.6)	4.4
Net cash provided by operating activities	172.8	138.5
Investing activities
Purchases of property, plant and equipment	(39.9)	(29.8)
Payments for capitalized internal-use software	(3.7)	(3.8)
Payments for settlements of derivative contracts	(1.8)	—
Redemption of short-term investments	3.4	—
Acquisitions, net of cash acquired	0.8	—
Other	1.1	0.9
Net cash used in investing activities	(40.1)	(32.7)
Financing activities
Proceeds from debt	—	680.0
Repayments of debt	(135.2)	(871.6)
Debt issuance costs	—	(8.0)
Dividends paid	(20.6)	(19.7)
Incentive plan activity	(8.4)	(1.6)
Net cash used in financing activities	(164.2)	(220.9)
Effect of exchange rate changes on cash and cash equivalents	0.2	11.7
Net decrease in cash and cash equivalents	(31.3)	(103.4)
Cash and cash equivalents at beginning of period	114.7	236.3
Cash and cash equivalents at end of period	$83.4	$132.9
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18.7	$19.1
Income taxes, net of refunds	$19.8	$33.6

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Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of September 30, 2026 and December 31, 2025
(In Millions)
	September 30,	December 31,
	2026	2025
Current assets
Cash and cash equivalents	$83.4	$114.7
Accounts receivable, net	173.7	134.1
Inventories	186.4	153.8
Prepaid expenses and other current assets	38.6	35.1
Total current assets	482.1	437.7
Property, plant and equipment, net	234.9	221.5
Goodwill	1,066.6	1,064.8
Other intangible assets, net	763.5	823.5
Other assets	129.1	115.5
Total assets	$2,676.2	$2,663.0

Current liabilities
Current maturities of long-term debt	$0.2	$0.2
Accounts payable	87.9	71.6
Accrued expenses	139.7	116.9
Total current liabilities	227.8	188.7
Long-term debt	520.5	655.1
Deferred taxes	142.3	143.4
Other liabilities	157.7	131.9
Total liabilities	1,048.3	1,119.1

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	339.4	333.3
Retained earnings	1,264.1	1,189.7
Accumulated other comprehensive income	25.4	21.9
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,627.9	1,543.9
Total liabilities and equity	$2,676.2	$2,663.0

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Enpro Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2026 and 2025
(Dollars In Millions)

Sales
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sealing Technologies	$214.7	$178.2	$629.9	$545.3
Advanced Surface Technologies	136.5	108.5	363.6	303.2
	351.2	286.7	993.5	848.5
Less: intersegment sales	(0.4)	(0.1)	(0.9)	(0.6)
Total Sales	$350.8	$286.6	$992.6	$847.9

Net income	$40.3	$21.6	$94.8	$72.5

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sealing Technologies	$69.9	$57.4	$206.2	$179.4
Advanced Surface Technologies	34.3	21.8	88.0	62.1
Total Adjusted Segment EBITDA	$104.2	$79.2	$294.2	$241.5

Adjusted Segment EBITDA Margin
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sealing Technologies	32.6%	32.2%	32.7%	32.9%
Advanced Surface Technologies	25.1%	20.1%	24.2%	20.5%
Total Adjusted Segment EBITDA Margin	29.7%	27.6%	29.6%	28.5%

Reconciliation of Income, Net of Tax to Adjusted Segment EBITDA
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$40.3	$21.6	$94.8	$72.5
Income tax expense	(14.2)	(10.5)	(26.4)	(27.4)
Income before income taxes	54.5	32.1	121.2	99.9
Acquisition expenses	0.2	2.7	1.6	3.2
Amortization of the fair value adjustment to acquisition date inventory	—	—	3.3	—
Restructuring expense, net	—	0.2	0.1	0.7
Depreciation and amortization expense	27.2	25.2	81.8	75.6
Corporate expenses	13.5	10.2	43.0	33.6
Interest expense, net	8.2	6.4	25.3	21.9
Other expense, net	0.6	2.4	17.9	6.6
Adjusted Segment EBITDA	$104.2	$79.2	$294.2	$241.5

Adjusted segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition expenses, restructuring expense, net, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

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Corporate expenses include general corporate administrative costs. Corporate expenses also include $0.5 million, $3.2 million, $0.1 million, and $0.2 million of restructuring expenses for the quarters and nine months ended ended September 30, 2026 and September 30, 2025, respectively. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

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Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Nine Months Ended September 30, 2026 and 2025
(In Millions)

	Quarter Ended September 30, 2026
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$0.2	$—	$0.2
Depreciation and amortization expense	$10.7	$16.5	$27.2

	Quarter Ended September 30, 2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$2.7	$—	$2.7
Restructuring expense	$0.2	$—	$0.2
Depreciation and amortization expense	$8.5	$16.7	$25.2

	Nine Months Ended September 30, 2026
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$1.6	$—	$1.6
Amortization of the fair value adjustment to acquisition date inventory	$3.3	$—	$3.3
Restructuring expense	$0.1	$—	$0.1
Depreciation and amortization expense	$32.5	$49.3	$81.8

	Nine Months Ended September 30, 2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$3.2	$—	$3.2
Restructuring expense, net	$(0.2)	$0.9	$0.7
Depreciation and amortization expense	$25.0	$50.6	$75.6

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Enpro Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters Ended September 30, 2026 and 2025
(In Millions, Except Per Share Data)
	Quarters Ended September 30,
	2026				2025
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income	$40.3	21.4	$1.88		$21.6	21.3	$1.01
Income tax expense	14.2				10.5
Income before income taxes	54.5				32.1

Adjustments from selling, general, and administrative:
Acquisition expenses	0.2				2.7
Amortization of acquisition-related intangible assets	20.2				18.8
Adjustments from other operating expense and cost of sales:
Restructuring expense	0.5				0.4
Adjustments from other non-operating expense:
Costs associated with previously disposed businesses	0.7				1.6
Pension expense - non-service cost	0.1				0.8
Gain on pension settlement[2]	(0.3)				—
Other adjustments:
Other	0.1				0.1
Adjusted income before income taxes	76.0				56.5
Adjusted income tax expense	(19.0)				(14.1)
Adjusted net income	$57.0	21.4	$2.66	3	$42.4	21.3	$1.99	3

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Enpro Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share (Unaudited)
For the Nine Months Ended September 30, 2026 and 2025
(In Millions, Except Per Share Data)
	Nine Months Ended September 30,
	2026				2025
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income	$94.8	21.4	$4.44		$72.5	21.2	$3.41
Income tax expense	26.4				27.4
Income before income taxes	121.2				99.9

Adjustments from selling, general, and administrative:
Acquisition expenses	1.6				3.2
Amortization of acquisition-related intangible assets	60.9				56.9
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense, net	3.3				1.0
Amortization of the fair value adjustment to acquisition date inventory	3.3				—
Adjustments from other non-operating expense:
Environmental reserve adjustments	16.1				(0.7)
Costs associated with previously disposed businesses	1.4				2.3
Pension expense - non-service cost	0.4				2.4
Loss on extinguishment of debt	—				1.7
Reversal of an indemnification asset receivable[1]	0.9				0.5
Gain on pension settlement[2]	(1.2)				—
Other adjustments:
Other	0.3				0.5
Adjusted income before income taxes	208.2				167.7
Adjusted income tax expense	(52.0)				(41.9)
Adjusted net income	$156.2	21.4	$7.30	3	$125.8	21.2	$5.92	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions, or other selected items.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1In connection with the acquisition of LeanTeq in 2019, we recognized a liability for uncertain tax positions and a related indemnification asset for the portion of that liability recoverable from the seller. We determined the statute of limitations expired on some of the uncertain tax positions in 2026 and, accordingly, removed a portion of the liability and receivable. The release of the related liability was recorded as part of our tax expense for the nine

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months ended September 30, 2026 and the reversal of the related receivable was recorded as an expense in other non-operating income (expense) on our consolidated statement of operations.
2The termination and settlement of the Company’s U.S. defined benefit pension plan were substantially completed in the fourth quarter of 2025, resulting in the recognition of a non-cash settlement loss associated with actuarial losses previously deferred in accumulated other comprehensive income on our consolidated balance sheet. During 2026, the Company finalized the annuity purchase to terminate the plan and completed the pension trust settlement process, which resulted in the return of residual pension assets and excess trust funds to the Company. These transactions generated favorable adjustments that partially offset the settlement loss recognized in 2025.
3Adjusted diluted earnings per share, which amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

Enpro Inc.
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2026 and 2025
(In Millions)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$40.3	$21.6	$94.8	$72.5

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	8.2	6.4	25.3	21.9
Income tax expense	14.2	10.5	26.4	27.4
Depreciation and amortization expense	27.3	25.2	82.0	75.6
Restructuring expense, net	0.5	0.4	3.3	1.0
Environmental reserve adjustments	—	—	16.1	(0.7)
Costs associated with previously disposed businesses	0.7	1.6	1.4	2.3
Acquisition expenses	0.2	2.7	1.6	3.2
Pension expense - non-service cost	0.1	0.8	0.4	2.4
Amortization of the fair value adjustment to acquisition date inventory	—	—	3.3	—
Loss on extinguishment of debt	—	—	—	1.7
Reversal of an indemnification asset receivable[1]	—	—	0.9	0.5
Gain on pension settlement[2]	(0.3)	—	(1.2)	—
Other	0.1	0.1	0.3	0.5
Adjusted EBITDA	$91.3	$69.3	$254.6	$208.3

1In connection with the acquisition of LeanTeq in 2019, we recognized a liability for uncertain tax positions and a related indemnification asset for the portion of that liability recoverable from the seller. We determined the statute of limitations expired on some of the uncertain tax positions in 2026 and, accordingly, removed a portion of the liability and receivable. The release of the related liability was recorded as part of our tax expense for the nine months ended September 30, 2026 and the reversal of the related receivable was recorded as an expense in other non-operating income (expense) on our consolidated statement of operations.
2The termination and settlement of the Company’s U.S. defined benefit pension plan were substantially completed in the fourth quarter of 2025, resulting in the recognition of a non-cash settlement loss associated with actuarial losses previously deferred in accumulated other comprehensive income on our consolidated balance sheet. During 2026, the Company finalized the annuity purchase to terminate the plan and completed the pension trust settlement process, which resulted in the return of residual pension assets and excess trust funds to the Company. These transactions generated favorable adjustments that partially offset the settlement loss recognized in 2025.

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Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Nine Months Ended September 30, 2026
Net cash provided by operating activities	$172.8
Purchases of property, plant, and equipment	(39.9)
Payments for capitalized internal-use software	(3.7)
Free cash flow	$129.2

Free Cash Flow - Nine Months Ended September 30, 2025
Net cash provided by operating activities	$138.5
Purchases of property, plant, and equipment	(29.8)
Payments for capitalized internal-use software	(3.8)
Free cash flow	$104.9